Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Enterprise Bancorp, Inc.:
We consent to the use of our reports dated March 15, 2013, with respect to the consolidated balance sheets of Enterprise Bancorp, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3.
(signed) KPMG LLP

Boston, Massachusetts
July 18, 2013